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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Giant Industries, Inc. for the registration of $200,000,000 11% Senior Subordinated Notes due 2012 and to the inclusion and incorporation by reference therein of our report dated March 20, 2002, with respect to the financial statements of the Yorktown Refinery of BP Corporation North America Inc. as of December 31, 2001 and 2000, and for the years then ended, included in this Registration Statement and in Giant Industries, Inc.'s Form 8-K dated May 14, 2002 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
-----------------------------
Ernst & Young LLP

Chicago, Illinois
July 15, 2002